SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2007

WAVE URANIUM HOLDING

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

          333-137613

71-1026782

(Commission File Number)

(IRS Employer Identification No.)

5348 Vegas Drive, Suite 228, Las Vegas, NV

89108

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code:  (702) 939-8029.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.

The Registrant is pleased to report that its majority shareholder has cancelled 75,000,000 shares owned by him, reducing the total number of shares outstanding from 145,120,005 to 70,120,005. The Registrant believes that the reduction in shares outstanding will facilitate the Registrant in attracting necessary equity capital.

The following information is provided to assist investors to understand the capital structure of the Registrant.

Prior to the acquisition of Wave Uranium, the Nevada operating subsidiary, on June 18, 2007, there were 7,008,000 shares outstanding, including 5,000,000 shares originally issued to the two founding shareholders. In connection with the acquisition, Mr. Norman Maier, the shareholder of Wave Uranium, was issued an additional 2,666,667 shares, purchased 2,500,000 shares from the original founders, and optioned the purchase of their remaining 2,500,000 shares. Therefore, as previously reported in the Registrant’s Current Report on Form 8-K dated June 18, 2007, there were 9,674,667 shares outstanding, of which Mr. Maier owned 5,166,667 shares.

On or about July 30, 2007, the Registrant effected a 15-for-1 stock dividend, resulting in 145,120,005 shares being deemed outstanding, and Mr. Maier owning 77,500,005 shares (5,166,667 shares times 15). Mr. Maier has recently exercised his option to purchase the remaining 37,500,000 shares (2,500,000 pre split shares) and therefore owned 115,000,000 shares.

Mr. Maier has caused 75,000,000 shares, or all of the shares he purchased from the former control persons, to be cancelled, resulting in 40,000,005 shares being owned by him, or 57.0% of the  70,120,005 shares outstanding. No other person, to the knowledge of the Registrant, now owns more than 5% of the outstanding shares.

The cancellation of these shares did not result in any change of control of the Registrant.

The following table illustrates the above capital changes:

Number of shares outstanding as reported on

Quarterly Report on Form 10-QSB, 04/30/2007

7,008,000

Shares issued in acquisition of Wave Uranium

2,666,667

Total outstanding after acquisition

9,674,667

Stock

dividend adjustment

135,445,338

Total after stock dividend

145,120,005

Shares cancelled by Maier

75,000,000

Balance, September 26, 2007

70,120,005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  September 25, 2007

WAVE URANIUM HOLDING

By: Chris LeClerc

     Chris LeClerc

Chief Financial Officer